Exhibit 99

WESTERN GAS RESOURCES, INC.
ANNOUNCES TWO-FOR-ONE STOCK SPLIT
AND INCREASE IN COMMON DIVIDENDS DECLARED

DENVER, May 24, 2004. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) announced today that its Board of Directors has approved a two-for-one split of the Company's common stock to be distributed in the form of a stock dividend.  Shareholders of the common stock will receive one additional share for every share of common stock held on the record date of June 4, 2004.  The distribution date of the stock split will be June 18, 2004.  Upon completion of the stock split, the Company will have approximately 73.6 million shares of common stock outstanding.  After the stock dividend, each share of common stock outstanding or thereafter issued will include half a Series A Junior Participating Preferred Stock purchase right.

In addition, the Company’s Board of Directors has declared a quarterly dividend of $0.05 per share of common stock payable to stockholders of record on June 30, 2004.  As the common dividend declared is on a post-split basis, it is a doubling of the declared dividends paid by the company in the second quarter of 2004 compared to the first quarter of 2004.  The cash dividend will be paid on August 13, 2004.

Peter Dea, President and Chief Executive Officer commented, “The dividend increase and stock split is a reflection of the confidence that the Board of Directors and officers have in the continued strength of Western Gas Resources.  We believe our shareholders will benefit from the increased liquidity resulting from the increase in the number of shares.  With our prospect of strong earnings and cash flow, we felt it appropriate to share additional proceeds directly with shareholders through an effective doubling of common dividends for the quarter.  The majority of our cash flow will continue to be invested in our significant inventory of unconventional gas resource play opportunities.  “

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090

Email: rwirth@westerngas.com